Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in Amendment No. 1 to the Prospectus contained in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and Amendment No. 1 to Form AC and Form H-(e)1-S, filed with the Office of Thrift Supervision on August 2, 2010 of our report dated March 31, 2010 relating to the consolidated financial statements of Atlantic Coast Federal Corporation for the year ended December 31, 2009.
We also consent to the references to us under the headings “The Conversion Offering — Material Income Tax Consequences”, and “Experts” in this Registration Statement on Form S-1 and Form AC and H-(e)1-S.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Brentwood, Tennessee
August 2, 2010